AMENDMENT TO THE
ETF SERIES SOLUTIONS
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT, dated as of the 23rd day of July, 2018, to the Fund Administration Servicing Agreement dated as of May 16, 2012, as amended (the “Agreement”), is entered into by and between ETF SERIES SOLUTIONS, a Delaware statutory trust (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties to the Agreement desire to amend the Agreement to add the Loncar China BioPharma ETF in the manner set forth herein; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties hereby amend the Agreement as follows:

Exhibit L is hereby superseded and replaced with Exhibit L attached hereto

This amendment will become effective upon the commencement of operations of the Loncar China BioPharma ETF.  Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ETF SERIES SOLUTIONS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Michael D. Barolsky	By: /s/ Anita M. Zagrodnik

Name: Michael D. Barolsky	Name: Anita M. Zagrodnik
Title: Vice President and Secretary	Title: Senior VP 7/24/18

Loncar	1

Exhibit L to the ETF Series Solutions Fund Administration Servicing Agreement

Name of Series
Loncar Cancer Immunotherapy ETF
Loncar China BioPharma ETF

Base Fees for Accounting, Administration, Transfer Agent, Custody and Quasar Services at August, 2015

The following reflects the greater of the basis point fee or annual minimum for administration, accounting, transfer agent, custody and distribution for the funds listed on this Exhibit L

Basis Points on AUM for Funds Listed on this Exhibit L				Annual Minimum per Fund[1]
First $250m	Next $250m	Next $500m	Balance	$[ ]
[ ]	[ ]	[ ]	[ ]

See the following pages for Services and Associated Fees in addition to the Base Fees
See the following pages for OPTIONAL Supplemental Services and Associated Fees

Breakdown per Service Line

Admin/Accounting/TA	Basis Points on AUM for Funds Listed on this Exhibit L				Annual Minimum per Fund[1]
	First $250m	Next $250m	Next $500m	Balance	$[ ]
	[ ]	[ ]	[ ]	[ ]

Year 1 Step2 In Fees per Fund for Administration/Accounting/Transfer Agent annual minimum1
Q1 Year 1	25% of annual min./month[1]	Q2 Year 1	50% of annual min./month[1]	Q3 Year 1	150% of annual min./month[1]	Q4 Year 1	175% of annual min./month[1]
Month 1	$[ ]	Month 4	$[ ]	Month 7	$[ ]	Month 10	$[ ]
Month 2	$[ ]	Month 5	$[ ]	Month 8	$[ ]	Month 11	$[ ]
Month 3	$[ ]	Month 6	$[ ]	Month 9	$[ ]	Month 12	$[ ]
1 Subject to annual CPI increase - All Urban Consumers - U.S. City Average.
Fees are calculated pro rata and billed monthly

2 Step in Fees do not include custody annual minimums, Quasar annual minimums, global custody fees or any out of pocket expenses such as daily pricing, corporate actions, CCO, domestic and global custody transaction charges, FINRA review charges via Quasar etc.

Loncar	2

Exhibit L (continued) to the ETF Series Solutions Fund Administration Servicing Agreement

Accounting, Administration, Transfer Agent & Account Services in addition to the Base Fee1

Fee Schedule at August, 2015

Pricing Services
For daily pricing of each securities (estimated 252 pricing days annually)
▪	$[ ] - Domestic Equities, Options, ADRs, Foreign Equities
▪	$[ ] - Domestic Corporates, Convertibles, Governments, Agencies, Futures, Options on Futures, Forwards, Currency Rates, Mortgage Backed
▪	$[ ] - CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporates, Convertibles, Governments, Agencies, Asset Backed, High Yield
▪	$[ ] - Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
▪	$[ ] - Bank Loans
▪	$[ ] - Swaptions
▪	$[ ] - Credit Default Swaps
▪	$[ ] per Month Manual Security Pricing (>25 per day)

NOTE: Prices are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees. All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Corporate Action Services
Fee for IDC data used to monitor corporate actions
▪	$[ ] per Foreign Equity Security per Month
▪	$[ ] per Domestic Equity Security per Month

Third Party Data Charges (descriptive data for analytics, reporting and compliance)
▪	$[ ] per security per month

ESS Trust Chief Compliance Officer Annual Fee (subject to board approval)
▪	$[ ] for the first fund
▪	$[ ] for each additional fund
▪	$[ ] per sub-advisor per fund

Section 15(c) Reporting
Add the following for fund administration services and data charges necessary to compile SEC required “peer reporting” information.
▪	$[ ] per fund per report

SEC Modernization Requirements
▪	Form N-PORT – $[ ] per year, per Fund
▪	Form N-CEN – $[ ] per year, per Fund
Ongoing Annual Legal Administration Services
Add the following for legal administration services in support of external legal counsel, including annual registration statement update and drafting of supplements: (Final Fee(s) subject to USBFS legal team review and approval)
▪	$[ ] minimum first fund
▪	$[ ] minimum each additional fund
Out-Of-Pocket Expenses
Including but not limited to, SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, Lipper, etc.), postage, stationary, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of Trustee meetings, third party auditing, tax and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor and sub-advisor facilities

1 Subject to annual CPI increase - All Urban Consumers - U.S. City Average.
Fees are calculated pro rata and billed monthly

Loncar	3

Exhibit L (continued) to the ETF Series Solutions Fund Administration Servicing Agreement

Fee Schedule at August, 2015

OPTIONAL Supplemental Services for Fund Accounting, Fund Administration & Portfolio Compliance (provided by USBFS upon client request)

Daily Compliance Services
▪	Base fee – $[ ] per fund per year
▪	Setup – $[ ] per fund group

Fair Value Services (Charged at the Complex Level)
▪	$[ ] per security on the First 100 Securities
▪	$[ ] per security on the Balance of Securities
Customized Benchmarking
▪	Negotiated based upon specific requirements

USBFS Outbound Marketing Services
▪	Cost based on project requirements

Adviser’s signature not needed as fees are not changing; only adding additional fund to Exhibit L.

1 Subject to annual CPI increase - All Urban Consumers - U.S. City Average.
Fees are calculated pro rata and billed monthly

Loncar	4